Exhibit 99.3

THIRD AMENDMENT AND RESTATEMENT OF
DECLARATION OF THE MOLINA FAMILY TRUST
BY
C. DAVID MOLINA, M.D., AND MARY ROSE MOLINA

C. DAVID MOLINA, M.D., and MARY ROSE MOLINA, as trustors, hereby amend and restate in its entirety that certain Declaration of Trust of the Molina Family Trust, dated September 19, 1990, as previously “clarified” by that certain Clarification of Section 1.04(b), dated November 4, 1990, and as previously amended by that certain First Amendment to the Molina Family Trust, dated November       , 1991, and that certain Second Amendment to the Molina Family Trust, dated December 19, 1994. References herein to “this Declaration” shall refer to this document. This Declaration shall supersede entirely all previously executed instruments establishing or modifying the Molina Family Trust.

ARTICLE I.                                                                          FAMILY

The trustors have five children now living whose names are JOSEPH MARION MOLINA, M.D., MARY MARTHA MOLINA, M.D., JOHN C. MOLINA, JANET MARIE WATT and JOSEPHINE M. MOLINA.

ARTICLE II.                                                                     TRUST PRINCIPAL

The principal of the trust shall consist of the properties described in Schedule A and all other properties transferred to the trust by either trustor by inter vivos gift, testamentary disposition, designation as beneficiary or other means. All community property transferred to the trust and its proceeds shall retain its character as community property during the trustors’ joint lives, and shall herein be referred to as the “community estate” or “community property.” Any separate property transferred to the trust and its proceeds shall retain its character as separate property of the transferring trustor during the trustors’ joint lives, and shall herein be referred to as that trustor’s “separate estate” or “separate property.” No amendment or revocation of this Declaration shall change the character of any property held by the trustee, and property returned to the trustors shall retain its character as it was within the trust, unless clear and specific provision for the change is made in the document amending or revoking this Declaration.

ARTICLE III.                                                                DISTRIBUTIONS DURING TRUSTORS’ JOINT LIVES

3.01.                                 Income. While both trustors are living, the trustee shall pay to the trustors or apply for their benefit as much of the net income of the trust as either trustor may request from time to time; provided, however, that only the trustor who has transferred separate property to the trust may request the income from that trustor’s separate estate. The trustee shall also pay to or apply for the benefit of the trustors any sums from the net income of the trust that the trustee considers necessary for the trustors’ health, education, support, maintenance, comfort, welfare and happiness. Any income not paid to or applied for the trustors during a calendar year shall be added to the trust principal as of the end of the year.

3.02.                                 Principal. The trustee shall pay to the trustors or apply for their benefit any amounts from the principal of the trust, first from the community estate, and then from the separate estates of both trustors, in equal shares to the extent possible, that the trustee considers necessary for the trustors’ health, education, support, maintenance, comfort, welfare, or happiness. The trustee shall also distribute any asset of the community estate requested in writing by either trustor and any asset of a trustor’s separate estate that is requested in writing by that trustor. If the item requested is the trustors’ community property, it shall be distributed to the trustors as community property. If the item requested is the separate property of one of the trustors, it shall be distributed to that trustor as separate property.

3.03.                                 Incapacity. If at any time, as certified in writing by one licensed physician not related by blood or marriage to either trustor or any beneficiary of the trust, either trustor has become physically or mentally incapacitated, whether or not a court of competent jurisdiction has declared the trustor incompetent or mentally ill or has appointed a conservator, the trustee shall pay to the nonincapacitated trustor or apply for either trustor’s benefit, first from the community estate, and then from the separate estates of both trustors, in equal shares to the extent possible, the amounts of net income and principal necessary in the trustee’s discretion for the health, education, support, maintenance, comfort, welfare, or happiness of both trustors, in accordance with their accustomed manner of living at the date of this Declaration, until the incapacitated trustor, as certified by one licensed physician not related by blood or marriage to either trustor or to any beneficiary of the trust, is again able to manage his or her own affairs or until the earlier death of either trustor. The nonincapacitated trustor may also withdraw, from time to time, accumulated trust income and principal of community property and of separate property contributed by that trustor. Income and principal from community property so paid or withdrawn shall be held and administered as community property by the nonincapacitated trustor. Any income in excess of the amount distributed or applied for the benefit of the trustors shall be accumulated and added to principal of the community or the separate estate, as the case may be. If a conservator of the person or estate is appointed for either trustor, the trustee shall take into account any payments made for either trustor’s benefit by such conservator.

ARTICLE IV.                                                                 DIVISION AFTER FIRST DEATH

4.01.                                 Applicability of Article; “Decedent” and “Survivor.” Following the death of the first trustor to die, the trustee shall administer and distribute the trust principal, including any additions made to the trust as a result of the deceased trustor’s death such as from the decedent’s will or life insurance policies, in accordance with the provisions of this Article IV. The first trustor to die shall herein be referred to as the “decedent,” and the surviving trustor shall herein be referred to as the “survivor.”

4.02.                                 Debts and Expenses. The trustee may, in the trustee’s reasonable discretion, pay from the trust principal the decedent’s debts, last illness and funeral costs, and expenses of administration for this trust and the decedent’s probate estate. The trustee may allocate the payment of the decedent’s debts to the decedent’s interest in the community estate and the decedent’s separate estate as the trustee determines in the trustee’s reasonable discretion. However, the trustee shall further allocate community debts between the decedent’s and the survivor’s interests in the trust in accordance with California law in effect at the decedent’s date of death.

4.03.                                 Residences. The trustee shall allocate to the Survivor’s Property Trust all of the decedent’s interest in any residences occupied by the trustors, subject to any encumbrances thereon, together with all household furniture and furnishings therein.

4.04.                                 Residue. The trustee shall divide the residue of the trust principal into the following three separate trusts:

A.                 Survivor’s Trust. The trustee shall allocate to the Survivor’s Trust all of the assets of the trust that have retained the character of the survivor’s separate property and the survivor’s interest in community property, and all accrued and undistributed income thereon. The trustee shall also allocate to the Survivor’s Trust from the community estate and the decedent’s separate estate all of the decedent’s interest in any jewelry, clothing, personal automobiles, books and other tangible articles of a household or personal nature not otherwise specifically distributed under the provisions of this Declaration, together with the decedent’s interest in any separate insurance policy on such property and subject to any encumbrances thereon. The trustee shall hold, administer and distribute the assets allocated to the Survivor’s Trust in accordance with the provisions of Article V, Survivor’s Trust.

B.                 Family Bypass Trust. From the decedent’s remaining interest in the community estate and the decedent’s separate estate, the trustee shall allocate to the Family Bypass Trust a pecuniary amount equal to the maximum amount that can be allocated to a trust that does: not qualify for the federal estate tax marital or charitable deduction to any extent, without producing any federal estate tax, after taking into account all factors relevant to this estate tax objective, including but not limited to the following:

(1)                                 All deductions claimed or allowed in determining the estate tax payable by reason of the decedent’s death.

(2)                                 The net value of all other property included in the decedent’s gross estate, whether or not it is given under this Declaration and whether it passes at the time of the decedent’s death or has passed before the decedent’s death to or in trust for any person or entity, so that it is included in the decedent’s gross estate and does not qualify for the federal estate tax marital deduction. If the survivor disclaims any property that would otherwise qualify for the federal estate tax marital deduction, this disclaimer shall be disregarded.

(3)                                 All credits allowed for federal estate tax purposes other than any credit allowable under Internal Revenue Code section 2011, unless and to the extent that death tax would be payable to the state or states regardless of the federal credit, as long as no credit that results in disallowance of the marital deduction is taken into account in determining the size of the marital trust.

(4)                                 If the aggregate value of all property specifically allocated to the Family Bypass Trust under this Declaration and all property payable to the Family Bypass Trust from any other source is greater than the amount of the foregoing property, the Family Bypass Trust shall consist of all such property.

(5)                                 The trustee shall satisfy the maximum pecuniary amount constituting the Family Bypass Trust and so determined in cash or in kind, or partly in each, and shall allocate to the Family Bypass Trust any assets that are not eligible for the federal estate tax marital deduction. No assets for which a credit for foreign death taxes is allowed under the federal estate tax law applicable to the decedent’s estate shall be allocated to the Marital Trust, unless there is insufficient other property to fully fund the Marital Trust.

(6)                                 Assets allocated in kind shall be considered to satisfy this amount on the basis of their net fair market values as finally determined for federal estate tax purposes. The trustee shall select property to satisfy this amount so that any appreciation or depreciation that has occurred in the value of trust property between the applicable valuation date and the date of allocation shall be fairly representative between the Marital Trust and the Family Bypass Trust.

The trustee shall hold, administer and distribute the assets allocated to the Family Bypass Trust in accordance with the provisions of Article VII, Family Bypass Trust.

C.                 Marital Trust. The trustee shall allocate to the Marital Trust the balance of the trust principal remaining after the allocations to the Survivor’s Trust and the Family Bypass Trust; provided, however, that the Marital Trust may be divided into one or more separate Marital Trusts in accordance with paragraph 6.05, Marital Deduction Intention and Election, and paragraph 10.06, Marital Deduction Trusts. The trustee shall hold, administer and distribute the assets allocated to the Marital Trust in accordance with the provisions of Article VI, Marital Trust.

4.05.                                 Allocation Guidelines. In dividing the decedent’s interest in the community estate and the decedent’s separate estate between the Marital Trust and the Family Bypass Trust, the trustee shall consider, when other assets are available, not allocating to the Marital Trust:

A.                 Assets that do not qualify for the marital deduction;

B.                 Assets that are subject, by reason of the decedent’s death, to any estate, inheritance, legacy or succession tax, or any other death duty in any foreign country or political subdivision thereof;

C.                 Shares of stock that would otherwise qualify for redemption under Internal Revenue Code Section 303, except to the extent they exceed the maximum number of shares that would so qualify for redemption under that Section;

D.                 Assets characterized as income in respect of a decedent under Internal Revenue Code Section 691;

E.                  United States Treasury Bonds eligible for redemption at par as payment of federal estate taxes; and

F.                   Unmatured life insurance policies.

4.06.                                 Unclaimed Administration Expenses. All unclaimed administration expenses attributable in whole or in part to the Marital Trust shall be paid from the Family Bypass Trust (regardless of any other clause in this instrument or applicable law allocating administration expenses). The term “unclaimed administration expenses” means administration expenses, described in Internal Revenue Code sections 2053(a) (2) and 2053(b), or any successor provisions, that are eligible for deduction on the federal estate tax return but that are not allowed on that return because they are claimed as income tax deductions or otherwise.

4.07.                                 Disclaimer By Survivor. If the survivor effectively disclaims an interest in any property or any portion of property that, but for such disclaimer, would pass to the survivor as an outright gift or for the benefit of the Survivor under the Marital Trust, such interest shall be added to the Family Bypass Trust and shall be held, administered and distributed in accordance with the provisions of this Declaration relating to that trust.

4.08.                                 Decedent’s Death Taxes. The trustee shall charge and collect all inheritance, estate or other death taxes, and any interest or penalties on such taxes, that may be payable because of the decedent’s death, whether or not the tax is attributable to assets passing under this Declaration, from those persons sharing in the decedent’s taxable estate in accordance with the California Probate Code provisions for death tax apportionment and allocation. However, as three exceptions, the trustee shall pay from the assets allocated to the Family Bypass Trust, without apportionment among the beneficiaries, (1) all federal death taxes chargeable to any assets passing under or outside this Declaration or the decedent’s will constituting federal estate tax marital deduction gifts; (2) all federal death taxes chargeable to any family allowance; and (3) all federal death taxes chargeable to any gift under this Declaration or the decedent’s will designated as “free of all death taxes.” Notwithstanding the above, if the survivor disclaims any property given to the survivor outright or in trust, the amount of any increase in federal or state death taxes that results from such disclaimer shall be paid out of the disclaimed property.

ARTICLE V.                                                                      SURVIVOR’S TRUST

5.01.                                 Principal and Income. The trustee shall pay to the survivor or apply for the survivor’s benefit as much of the net income of the Survivor’s Trust as the survivor may request from time to time. The trustee shall also pay to or apply for the benefit of the survivor any sums from the net income or principal of the Survivor’s Trust that the trustee, in the trustee’s discretion, considers necessary for the survivor’s health, education, support, maintenance, comfort, welfare, or happiness. In addition, the trustee shall distribute any asset of the trust requested in writing by the survivor.

5.02.                                 Debts and Expenses. After the survivor’s death, the trustee may, in the trustee’s reasonable discretion, pay from the trust principal the survivor’s debts, last illness and funeral costs, and expenses of administration for the trust and the survivor’s probate estate.

5.03.                                 Survivor’s Death Taxes. The trustee shall charge and collect all inheritance, estate or other death taxes, and any interest or penalties on such taxes, that may be payable because of the survivor’s death, whether or not the tax is attributable to assets passing under this Declaration, from those persons sharing in the survivor’s federal taxable estate in accordance with the California Probate Code provisions for death tax apportionment and allocation. Further, the trustee shall charge and collect all state death taxes in the same manner as the federal death taxes and not as probate administration expenses. These tax directions shall not apply to any gifts passing under the survivor’s will or under this Declaration designated as “free of all death taxes,” and the trustee shall pay all such death taxes from the remainder of the trust estate without apportionment among beneficiaries.

5.04.                                 Survivor’s Power of Appointment. After the death of the survivor, the trustee shall distribute any remaining balance of the Survivor’s Trust, including principal and accrued or undistributed income, to one or more persons or entities, including the survivor’s own estate, and on any terms and conditions and in any proportions that the survivor shall appoint by will or codicil specifically referring to and exercising this power of appointment.

5.05.                                 Residue. After the survivor’s death, the trustee shall hold, administer and distribute any undistributed income and principal of the Survivor’s Trust not paid out under paragraphs 5.01 through 5.04 in accordance with the provisions of Article VIII, Division After Survivor’s Death.

ARTICLE VI.                                                                 MARITAL TRUST

6.01.                                 Distributions During Survivor’s Lifetime. The trustee shall pay to or apply for the benefit of the survivor all net income of the Marital Trust in convenient installments but not less often than quarterly. In addition to the net income, and subject to paragraph 7.02 regarding the order of distribution of principal from the trusts, the trustee shall also pay to or apply for the benefit of the survivor all sums from principal of the Marital Trust as the trustee, in the trustee’s discretion, considers necessary for the survivor’s health, education, support and maintenance after taking into account other resources of the survivor known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources.

6.02.                                 Survivor’s General and Special Powers.

A.                 Survivor’s Lifetime General Power of Appointment - $5,000 or 5% Limitation. At any time during the survivor’s life, the survivor may request that the trustee distribute to the survivor such amounts from principal not exceeding in any calendar year the greater of FIVE THOUSAND AND 00/100THS DOLLARS ($5,000.00) or five percent (5%) of the principal of the Marital Trust, determined as of the end of the calendar year. The survivor shall request such a distribution by an acknowledged document that specifically refers to this power of appointment. This right of withdrawal is noncumulative, so that if the survivor does not withdraw, during any calendar year, the full amount permitted, the right to withdraw the amount not withdrawn shall lapse at the end of that calendar year.

B.                 Survivor’s Testamentary Special Power of Appointment. On the death of the survivor, the trustee shall distribute the balance then remaining of the trust, excluding accrued and undistributed income, to one or more of the trustors’ issue on such terms and conditions, either outright, in trust or by creating further powers of appointment as the survivor shall appoint by a valid will or inter vivos document, executed after the decedent’s death, that specifically refers to this power of appointment.

6.03.                                 Tax Payment to Survivor’s Estate. On the demand of the appropriate fiduciary representing the survivor’s estate, the trustee of the Marital Trust shall distribute to that fiduciary an amount equal to (1) the amount of any federal estate tax that such fiduciary is entitled to recover under the provisions of Internal Revenue Code Section 2207A, with respect to the federal estate tax imposed upon or with respect to the property held in the trust at the time of the survivor’s death, and (2) the amount of any increase in the California estate tax and/or any other estate, legacy or succession tax that results from the inclusion of such property in the gross estate of the survivor pursuant to Internal Revenue Code Section 2044. If no such fiduciary exists at the time otherwise required for the payment of any such taxes, the trustee may pay directly to the taxing authorities any such taxes.

6.04.                                 Distributions Upon Death of Survivor. Upon the survivor’s death, the trustee shall distribute any accrued and undistributed income of the Marital Trust to the survivor’s estate. Unless otherwise appointed by the survivor pursuant to paragraph 6.02, any remaining principal of the Marital Trust shall be held, administered and distributed by the trustee in accordance with the provisions of Article VIII, Division After Survivor’s Death.

6.05.                                 Marital Deduction Intention and Election. The trustors intend that the Marital Trust qualify for the marital deduction provisions of the Internal Revenue Code to the extent the decedent’s executor makes the election provided by Internal Revenue Code Section 2056(b)(7)(B)(v) to treat all or a specific portion of the trust as qualified terminable interest property. The trustors authorize the decedent’s executor, in the executor’s sole discretion, to make or not make the election provided by Internal Revenue Code Section 2056(b)(7)(B)(v) to treat all or a specific portion of the Marital Trust as qualified terminable interest property for the purpose of qualifying all or a specific portion of the trust for the federal estate tax marital deduction, recognizing that, to the extent the executor does not make such an election, the Marital Trust will not qualify for the marital deduction. The trustors direct that, notwithstanding any other provision herein to the contrary, the executor and trustee shall not tae any action or exercise any Power that will impair the marital deduction if and to the extent such an election is made. Further, the trustors specifically direct that the following provisions shall apply to the Marital Trust if the election is made notwithstanding any contrary provision in this Declaration:

A.                 If a valid, election is made to qualify less than all of the Marital Trust for the marital deduction under Internal Revenue Code Section 2056(b)(7), then the executor shall divide the Marital Trust into two (2) separate trusts designated as the Qualified Marital Trust and the Non-Qualified Marital Trust. The Qualified Marital Trust shall consist of that portion of the Marital Trust qualifying for the marital deduction under Internal Revenue Code Section 2056(b)(7); the Non-Qualified Marital Trust shall consist of the balance of the Marital Trust. Each such separate trust shall have the same provisions as the original Marital Trust from which it is established and references in this Declaration to the Marital Trust shall refer to the separate trusts derived from it.

B.                 The survivor, by written instrument delivered to the trustee, shall have the right to direct the trustee to convert any non-income producing property, including life insurance policies, to income producing property, and the trustee shall comply with any such direction within a reasonable time after its receipt.

C.                 For all bonds purchased at a discount, the trustee shall, at least annually, accumulate and pay each discount as interest if necessary from principal or the sale or redemption proceeds.

D.                 The survivor shall have the right to continue to occupy any real property free of rent in which the trust holds an interest and which the trustors were using regularly or occasionally as a residence or vacation home at the time of the decedent’s death. The survivor, in the survivor’s discretion, may direct the trustee to sell any such property and replace it with another residence of comparable or lower value selected by the survivor. The trustee shall pay such portion of the mortgage or trust deed payments, property taxes, assessments, insurance, maintenance and ordinary repairs on all such property as is proportional to the interest in such property held in the trust. Such payments may be made out of the principal or income of the trust as the trustee determines.

ARTICLE VII.                                                            FAMILY BYPASS TRUST

7.01.                                 Distributions During Survivor’s Lifetime. The trustee shall pay to or apply for the benefit of the survivor all net income of the Family Bypass Trust in convenient installments but not less often than quarterly. In addition to the net income, and subject to paragraph 7.02 regarding the order of distribution of principal from the trusts, the trustee shall also pay to or apply for the benefit of the survivor all sums from principal of the Family Bypass Trust as the trustee, in the trustee’s discretion, considers necessary for the survivor’s health, education, support and maintenance after taking into account other resources of the survivor known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources.

7.02.                                 Order of Invasion of Principal. Discretionary distributions of principal of the trusts pursuant to paragraphs 5.01, 6.01 or 7.01 to or for the benefit of the survivor shall be made first from the Survivor’s Trust until it is exhausted, then from the Marital Trust until it is exhausted, and thereafter from the Family Bypass Trust.

7.03.                                 Distributions Upon Death of Survivor. Upon the survivor’s death, the trustee shall hold, administer and distribute any undistributed income and principal of the Family Bypass Trust in accordance with the provisions of Article VIII, Division After Survivor’s Death.

ARTICLE VIII.                                                       DIVISION AFTER SURVIVOR’S DEATH

8.01.                                 Applicability of Article. Following the death of the survivor, the trustee shall hold, administer and distribute in accordance with the provisions of this Article, any principal and income of the Survivor’s Trust, Marital Trust and Family Bypass Trust that is not otherwise distributed under other provisions of this Declaration, and any additions made to the trusts as a result of the survivor’s death under, for example, the survivor’s will or life insurance policies. Such principal, income and additions shall be collectively referred to herein as the “trust estate.”

8.02.                                 Personal Property Gift. The trustee shall distribute from the trust estate, in equal shares and free of all death taxes, all items of jewelry, clothing, household furniture and furnishings, personal automobiles, books and other tangible articles of a household or personal nature not otherwise specifically distributed under the provisions of this Declaration, together with any insurance policies on such property and subject to any encumbrances thereon, (i) as specified on Exhibit B attached hereto to the individuals named therein, if then living, and (ii) as to any items not disposed of under the preceding clause (i), to those children of the trustors who survive the survivor as they shall agree, and if they do not agree, then in substantially equal shares as the trustee shall determine.

8.03.                                 Division of Trust Estate. The trustee shall hold, administer and distribute the trust estate not distributed under paragraph 8.02 as provided in this paragraph 8.03. The trustee shall divide the trust estate into as many equal shares as there are children of the trustors then living and children of the trustors then deceased leaving issue then living. The trustee shall allocate one such equal share to each living child and one such equal share to each group composed of the living issue of a deceased child.

A.                 Children. Each share allocated to a living child of the trustors shall be distributed or further held in trust as follows:

(1)                                 Until the child attains age twenty-five (25), the trustee shall pay to or apply for the benefit of the child as much of the net income and principal of the trust as the trustee, in the trustee’s discretion, considers necessary for the child’s health, education, support and maintenance, after taking into consideration any other income or resources of the child known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources, and any income not paid or applied shall be accumulated and added to principal.

(2)                                 Commencing when the child attains age twenty-five (25), the trustee shall pay to or apply for the benefit of the child (i) all of the net income of the child’s trust at least annually, and (ii) as much of the principal of the child’s trust as the trustee in the trustee’s discretion considers necessary for the child’s health, education, support and maintenance, after taking into consideration any other income or resources of the child known to the trustee and reasonably available for such purposes to the end that distributions of principal from the trust shall be supplemental to the other sources.

(3)                                 When the child attains age thirty (30), the trustee shall distribute to the child one-third (1/3) of the principal of the trust; when the child attains age thirty-five (35), the trustee shall distribute to the child one-half (1/2) of the remaining principal of the trust; and when the child attains age forty (40), the trust shall terminate and the trustee shall distribute to the child the remaining principal of the trust. If the child has already attained age thirty (30), thirty-five (35) or forty (40) at the time the trust estate is divided into separate shares pursuant to this paragraph 8.03, the trustee shall, upon making the division, distribute outright to the child the portion of the trust that would be due the child at that age.

(4)                                 If the child dies before becoming entitled to receive the distribution of his entire trust, and the child has issue then living, the residue of the deceased child’s trust shall be retained in trust for the benefit of his then living issue to be held, administered and distributed in accordance with the provisions of paragraph 8.03B. If the child dies before becoming entitled to receive distribution of his entire trust and does not have issue then living, the trustee shall distribute the undistributed balance of that child’s trust, free of trust, among the trustors’ then living issue, by right of representation, and if there are no issue of the trustors then living, then as set forth in paragraph 8.04; provided, however, that any property that would otherwise be distributed to a person for whose benefit. A trust is then being or would be administered under this Declaration shall instead be added to that trust and administered in accordance with its terms, except that any addition to a partially distributed trust shall augment proportionally the distributed and undistributed portions of the trust.

B.                 Grandchildren and Further Descendants. Each share allocated to a group composed of the living issue of a deceased child of the trustors shall be retained in separate trust and shall be held and administered as follows:

(1)                                 As long as any beneficiary who is a child of the trustors’ deceased child is under age thirty-five (35), the trustee shall pay to or apply for the benefit of the deceased child’s issue, including those who are age thirty-five (35) or older, as much of the net income and principal of the trust as the trustee considers necessary for their health, education, support and maintenance, after taking into consideration any other income or resources of the issue known to the trustee and reasonably available for such purposes to the end that distributions from the trust shall be supplemental to the other sources. Any net income not paid or applied shall be accumulated and added to principal. The trustee may pay more to or apply more for some beneficiaries than others and may make payments to or application of benefits for some beneficiaries to the exclusion of others. Any payment or application of benefits pursuant to the preceding provisions of this paragraph (1) shall be charged against the trust as a whole rather than against the ultimate distributive share of the beneficiary to whom or for whose benefit the payment or application is made.

(2)                                 When all beneficiaries who are children of the trustors’ deceased child are age thirty-five (35) or older, or at such time that there are no children of that deceased child then living, the trust shall terminate and the trustee shall distribute the principal of the trust among the issue then living of the deceased child, by right of representation, or if there are none, to the trustors’ then living issue, by right of representation, and if there are no issue of the trustors then living, then as set forth in paragraph 8.04; provided, however, that any property that would otherwise be distributed to a person for whose benefit a trust is then being or would be administered under this Declaration shall instead be added to that trust and administered in accordance with its terms, except that any addition to a partially distributed trust shall augment proportionally the distributed and undistributed portions of the trust.

C.                 Discretionary Distributions for Weddings, Businesses Etc. Notwithstanding any other provision of this paragraph 8.03 to the contrary, the trustee may in the trustee’s sole discretion, lend without interest or distribute to any of the trustors’ issue who have attained the age of twenty-one (21) a reasonable amount from the trust estate for the issue’s use in making a down-payment on a personal residence, paying the expenses of the issue’s wedding, investing in a business or other similar worthwhile investment or establishing a professional practice that the trustee believes is more likely to succeed than fail if in the trustee’s opinion there is a valid reason for making the loan or distribution and if the remaining principal and income of the trust estate will be adequate to provide for the proper health, education, support and maintenance of the trustors’ issue then entitled to either mandatory or discretionary distributions of net income. All such loans (if not previously repaid) and distributions shall be charged against the issue’s share of the trust estate when it is divided into separate shares or distributed.

D.                 Termination of Small Trust. If the trust share held for any beneficiary or beneficiaries has a total value at the end of any calendar year of less than that amount which the trustee considers practical to administer, the trustee in the trustee’s discretion may terminate that trust and distribute the entire trust share to the beneficiary or beneficiaries on the principal of representation.

8.04.                                 Alternate Distribution. If at the time of the survivor’s death, or at any later time before full distribution of the trust estate, all the trustors’ issue are deceased and no other disposition of the property is directed by this Declaration, the trust estate or the portion of the trust estate then remaining shall be distributed as follows:

A.                 One-half (1/2) thereof shall be distributed to those persons who would have been the heirs of C. DAVID MOLINA, M.D., if he had then died, their identities and their respective shares to be determined according to the laws of the State of California then in effect relating to the succession of separate property not acquired from a predeceased spouse.

B.                 One-half (1/2) thereof shall be distributed to those persons who would have been the heirs of MARY ROSE MOLINA if she had then died,their identities and their respective shares to be determined according to the laws of the State of California then in effect relating to the succession of separate property not acquired from a predeceased spouse.

ARTICLE IX.                                                                ALLOCATION PROVISIONS

9.01.                                 General. Except as otherwise specifically provided in this Declaration, the determination of all matters with respect to what is principal and income and the apportionment and allocation of receipts and expenses between these accounts shall be governed by the provisions of the California Revised Uniform Principal and Income Act from time to time existing. The trustee in the trustee’s discretion shall determine any matter not provided for either in this Declaration or in the. California Revised Uniform Principal and. Income Act. Notwithstanding any other provision of this Declaration or of the California Revised Uniform Principal and Income Act, the trustee need not establish any reserve for depreciation or make any charge for depreciation against all or any portion of the income of the trust (including any income realized through use of any portion of the trust employed in the conduct of a business by the trust); provided, however, that the trustee shall have the power, exercisable in the trustee’s discretion, to determine whether to establish such a reserve and, if so, to fund the same by appropriate charges against income of the trust. The reserve and charges are to be established on the assumptions and in the amounts the trustee in the trustee’s discretion determines. In exercising the discretion conferred on the trustee, the trustee shall consider that the trustors intend to benefit primarily income beneficiaries.

9.02.                                 Accrued or Unpaid Income. Income accrued or unpaid on trust property when received into the trust shall be treated as any other income.

9.03.                                 Accrued Taxes and Expenses. Among successive beneficiaries of this trust, all taxes and other current expenses shall be deemed to have been paid and charged to the period in which they first became due and payable.

ARTICLE X.                                                                     GENERATION-SKIPPING TRANSFER TAX PROVISIONS

10.01.                          Definitions. For purposes of this Article, the following terms shall have the following meanings:

A.                 “Code” refers to the Internal Revenue Code of 1986, as amended from time to time, and any successor law. “Section” refers to a Section of the Code and any amended or successor provision. References to Code or Section shall also refer to any comparable state law provision.

B.                 “Generation-skipping tax” refers to the tax imposed under Chapter 13 of the Code.

C.                 “Exempt” refers to property or a trust that has a generation-skipping inclusion ratio of zero. “Nonexempt” refers to property or a trust that is not exempt.

D.                 “Trust” refers to one trust or the separate shares of a trust if the shares will be “substantially separate and independent shares of different beneficiaries” entitled to be treated as separate trusts for generation-skipping purposes under Section 2654(b).

E.                  “Generation-skipping exemption,” “inclusion ratio,” “skip persons” and “non-skip persons” refer to those same terms as defined in Chapter 13 of the Code.

10.02.                          Dividing Trusts. For each trust to which any generation-skipping exemption is allocated, unless the trust has a generation-skipping inclusion ratio of zero, the trustee may in the trustee’s discretion divide the trust into two shares or trusts having the same provisions as the original trust with the trust for the exempt portion having a generation-skipping inclusion ratio of zero and the trust for the nonexempt portion having an inclusion ratio of one. The trustee shall divide the trust by allocating to the nonexempt trust the minimum amount of property necessary to establish that trust with an inclusion ratio of one, while leaving the exempt trust with an inclusion ratio of zero.

10.03.                          Combining Trusts. When property is to be added to a trust or when separate trusts are to be combined, the trustee may in the trustee’s discretion preserve the exempt or nonexempt generation-skipping character of the property of the trust, even if this requires the establishment of additional separate trusts with the same terms.

10.04.                          Exercising Discretion To Divide and Combine Trusts. In exercising discretion to divide and combine trusts, the trustee may take into account efficiencies of administration, generation-skipping and other transfer tax considerations affecting the trusts and the beneficiaries, S elections for any corporations the stock of which is held in a trust and other considerations the trustee deems appropriate.

10.05.                          Coordination Decisions. It is the trustors’ intention to encourage the trustee to administer the trusts in ways that use available tax advantages such as generation-skipping exemptions to the maximum extent reasonably possible and that reduce unnecessary income and transfer taxation among the trusts and the beneficiaries. In order to carry out these objectives, the trustee of any trust may consult with other trustees and may coordinate decisions and actions with those of the trustee of other trusts established by the trustors or by others for the benefit of the beneficiaries. In administering trusts for the benefit of a particular beneficiary or group of beneficiaries, the trustee is specifically authorized to adopt different investment patterns and objectives for different trusts based on the generation-skipping inclusion ratios and to prefer making distributions from exempt trusts to persons who are skip persons and to prefer making distributions from nonexempt trusts to persons who are non-skip persons.

10.06.                          Marital Deduction Trusts. The trustee shall divide that portion of the trust residue that passes under paragraph 4.04C to the Marital Trust in accordance with the following provisions:

A.                 If the value of the Marital Trust (or the value of the Qualified Marital Trust if the trustee elects to qualify only a portion of the Marital Trust for the marital deduction under Section 2056(b)(7)), exceeds the amount of the decedent’s generation-skipping exemption available at the decedent’s death and not otherwise allocated, then the trustee shall divide the Marital Trust (or the Qualified Marital Trust) into two (2) separate trusts, one of which is exempt (the “Exempt Trust”) and the other nonexempt (the “Non-Exempt Trust”). The Exempt Trust shall consist of the minimum fractional share of the Marital Trust (or Qualified Marital Trust) that will be equal in value to the amount of the decedent’s generation-skipping exemption not otherwise allocated and available at the decedent’s death for allocation to the Exempt Trust; the Non-Exempt Trust shall consist of the balance of the Marital Trust (or Qualified Marital Trust). Each such separate trust shall have the same provisions as the original Marital Trust from which it is established and references in this Declaration to the Marital Trust shall collectively refer to the separate trusts derived from it. The trustee shall allocate assets of the Marital Trust to the Exempt and Non-Exempt Trusts on a fractional share basis; provided, however, that the trustee shall have the power to allocate in kind certain assets entirely to one trust as long as offsetting allocations are made to the other trust and appreciation and depreciation is fairly apportioned between or among the Trusts.

B.                 The trustee shall advise the decedent’s executor to make the election under Section 2652(a)(3) to treat the Exempt Trust, for purposes of Chapter 13 of the Code, as if the election under Section 2056(b)(7) had not been made so that the decedent will be treated as the generation-skipping transferor of the Exempt Trust. If the executor makes a similar Section 2652(a)(3) election with respect to all or a portion of the Non-Exempt Trust, the trustee shall have the power to further divide the Non-Exempt Trust into separate trusts to the extent the trustee and executor deem such division necessary to effectuate a Section 2652(a) (3) election with respect to a portion of the Non-Exempt Trust.

C.                 Any estate tax or other transfer tax that would otherwise later be recoverable from the Exempt Trust under Section 2207A or otherwise shall instead be charged to the maximum extent possible to the Non-Exempt Trust. Moreover, if the Non-Exempt Trust has been further divided to effectuate a Section 2652(a)(3) election with respect to a portion of the Non-Exempt Trust, such estate or transfer tax shall be charged first to the Non-Exempt Trust of which the decedent is the generation-skipping transferor, and only if that trust is insufficient, then to the Non-Exempt Trust of which the survivor is the generation-skipping transferor.

D.                 Notwithstanding any of the foregoing provisions of this paragraph 10.06, the trustee need establish separate trusts only to the extent the trustee deems within the trustee’s sole discretion it advantageous from the standpoint of saving taxes without creating undue administrative burdens.

10.07.                          Contingent Power of Appointment. Notwithstanding paragraphs 8.03A(4) or 8.03B(2), if a child or grandchild of the trustors is survived by descendants, the trustee shall distribute the trust estate of the child’s non-exempt trust or the grandchild’s non-exempt trust to or for the benefit of such one or more persons and entities, including the child’s estate or the grandchild’s estate, on the terms and conditions, either outright or in trust, as the child or the grandchild may appoint by a will or a codicil thereto, specifically referring to and exercising this general testamentary power of appointment.

10.08.                          Good-Faith Exercise. No trustee shall be liable for any good faith exercise (or nonexercise) of the powers granted in this Article X.

ARTICLE XI.                S CORPORATION PROVISIONS

11.01.                          Establishment of Separate Trust. If any trust established under this Declaration receives or will receive stock in a corporation having in effect an election under Internal Revenue Code Section 1362 to be an “S Corporation,” or a comparable election under California law, and such trust is not a permitted shareholder under Internal Revenue Code Section 1361(c)(2)(A) or under California law, then a separate trust shall be established to hold such stock. The separate trust shall be governed by the applicable provisions in this Declaration, as modified by this Article XI. Notwithstanding the preceding provisions of this paragraph 11.01, should the trustee determine within the trustee’s discretion that establishing a separate trust would not be in the best interests of the income beneficiary or would be unnecessary under the tax laws at that time, then no such separate trust shall be established and the remainder of this Article XI shall have no force or effect. Should such corporation cease to have in existence an election as described above or should the trustee determine within the trustee’s discretion that a separate trust no longer need be maintained, the trustee may combine a separate trust established under this Article XI with another trust for the same income beneficiary established under this Declaration.

11.02.                          Election. The trustee shall take such steps as are necessary to allow the beneficiary (or the parent or guardian of a minor beneficiary) to make an election under Internal Revenue Code Section 1361(d) and a comparable election under California law to have the trust treated as a qualified Subchapter S trust.

11.03.                          Dispositive Provisions.

A.                 During the life of the current income beneficiary, there shall be only one income beneficiary of the trust.

B.                 Any corpus distributed during the life of the current income beneficiary may be distributed only to such beneficiary.

C.                 The income interest of the current income beneficiary in the trust shall terminate on the earlier of such beneficiary’s death or the termination of the trust.

D.                 Upon the termination of the trust during the life of the current income beneficiary, the trust shall distribute all of its assets to such beneficiary.

E.                  All of the income (within the meaning of Internal Revenue Code Section 643(b)) shall be distributed at least quarterly to one individual who is a citizen or resident of the United States; provided, however, that in the case of a beneficiary under age twenty-five (25), the income shall be distributed pursuant to the California Uniform Transfers to

Minors Act to the custodian designated by the trustee for such beneficiary.

F.                   Should Internal Revenue Code Section 1361(d)(3) be amended or interpreted so as to require different provisions than those contained in paragraphs 11.03A through E, then such different provisions shall be applicable in the place of those contained above.

G.                 Should the trust cease to own stock in an S Corporation and the trustee elects within the trustee’s discretion not to combine the trust with another trust established under this Declaration, the trust shall continue in existence under the provisions of this Declaration excluding this Article XI.

11.04.                          Administrative Provisions.

A.                 No person named as a trustee under this Declaration shall serve as a trustee or co-trustee of a trust established under this Article XI for the benefit of a person whom such trustee is obligated to support or maintain. In any such case, the successor trustee provided for herein shall serve as trustee of such trust.

B.                 The trustee of any other trust established under this Declaration shall take into account distributions made to or for the beneficiary or payments made by the custodian to or for the beneficiary in making discretionary distributions to or for the beneficiary under such other trust.

11.05.                          Intent. Each separate trust established under this Article XI is intended to be a “Qualified Subchapter S Trust” as defined by Internal Revenue Code Section 1361(d)(3). Consequently, the provisions of this Article XI shall be interpreted so as to comply and be consistent with the provisions of Internal Revenue Code Section 1361(d) and the Treasury Regulations and other applicable authority promulgated thereunder. Any provision of this Article XI that cannot be so interpreted shall be void.

11.06.                          Good Faith Exercise. No trustee shall be liable for any good faith exercise (or nonexercise) of the powers granted in this Article XI.

ARTICLE XII.                                                           OFFICE OF TRUSTEE

12.01.                          Nomination of Trustee and Special Trustee.

A.                 Trustee. The trustors hereby designate themselves as the co-trustees of all trusts created by or to be created pursuant to this Declaration. Should either C. DAVID MOLINA, M.D., or MARY ROSE MOLINA become unable because of death, incompetency or other cause to serve as a co-trustee, or should either of them resign as co-trustee, before the natural termination of all trusts provided for in this Declaration, then (i) if C. DAVID MOLINA, M.D., is the continuing trustee, then he shall serve as sole trustee, (ii) if MARY ROSE MOLINA is the continuing trustee, then she shall serve as co-trustee with BANK OF AMERICA as co-trustee, (iii) if C. DAVID MOLINA, M.D., ceases to serve as sole trustee, BANK OF AMERICA shall serve as successor sole trustee, and (iv) if MARY ROSE MOLINA ceases to serve as co-trustee with BANK OF AMERICA, then BANK OF AMERICA shall serve as successor sole trustee. Notwithstanding the preceding provisions of this paragraph, (i) C. DAVID MOLINA, M.D., shall have the power, exercisable from time to time, to remove any successor trustee or co-trustee, other than MARY ROSE MOLINA, and designate himself and/or one or more institutional trustees licensed by the State of California, such as a bank or trust company, as successor sole trustee or co-trustee, and (ii) MARY ROSE MOLINA shall have the power, exercisable from time to time, to remove any successor trustee or co-trustee, other than C. DAVID MOLINA, M.D., and designate one or more institutional trustees licensed by the State of California, such as a bank or trust company, as successor sole trustee or co-trustee. Removal and replacement of the acting trustee shall be made in writing and delivered to the acting trustee and become effective on the designated successor trustee’s written acceptance of the trust and the delivery of the acceptance to the person exercising the power and/or all adult income beneficiaries of the trust. After acceptance by the successor trustee, the substituted trustee shall promptly transfer all trust assets in his/her/its possession to the successor trustee and, within ninety (90) days thereafter, an accounting for all acts affecting the trust since the date of any prior accounting.

B.                 Special Trustee. The trustors hereby designate BANK OF AMERICA to serve as Special Trustee with respect to life insurance policies as provided in paragraph 12.04. The provisions of this Article XII applicable to the trustee shall also apply to the Special Trustee, except that the Special Trustee shall have no obligation to render accountings pursuant to paragraph 12.09.

12.02.                          Resignation. Any trustee then in office may resign as trustee at any time and appoint a successor trustee if no further replacement trustee is named herein. A person may not be appointed to serve as a successor trustee if such appointment could cause adverse income, estate, gift or generation-skipping transfer tax consequences. Resignation shall be exercised or relinquished by a written instrument delivered to each adult income beneficiary and the parent or guardian of each minor income beneficiary of the trust.

12.03.                          Compensation. Each trustee shall receive reasonable compensation from the trust during each calendar year for all ordinary services and reasonable additional compensation from the trust for any extraordinary services, all without court order. If a trustee shall serve for a part of a calendar year, the annual compensation shall be prorated.

12.04.                          Life Insurance Policies. Notwithstanding any provision to the contrary in this Article, all incidents of ownership in any policy of insurance on the life of the survivor that are held in any trust created by this Declaration shall be vested in and exercisable solely by the Special Trustee. The Special Trustee shall designate the trust holding the insurance policy as the beneficiary of the policy, and the survivor shall, on the request of the insurer under any such policy, execute any documents required to implement the actions taken by the Special Trustee. The trustee shall pay all premiums on such policies only as directed by the Special Trustee. The premiums shall be paid from either the income or principal of the trust, or in part from each, as the Special Trustee may, in the Special Trustee’s discretion, determine. If the survivor, while a trustee, has any invasion powers or any special powers of appointment pursuant to the terms of the trust, those powers shall not be exercised as to any policies under the direction of the Special Trustee. In the event a Special Trustee must be appointed, the new Special Trustee shall not be the survivor and shall not be any person who shall cause any incidents of ownership over the insurance policies attributed to the survivor.

12.05.                          Waiver of Liability for Acts of Predecessor. Any successor trustee may accept as correct any accounting of trust assets made by any predecessor trustee, and no successor trustee shall be under any obligation to institute any action or proceeding for the settlement of the account of any predecessor trustee or for any actions or omissions of any predecessor trustee.

12.06.                          Employment of Consultants. The trustee is authorized to employ custodians, investment advisors, attorneys, accountants and any other agents or advisors to assist the trustee in the administration of the trust, and to rely on information and advice given by such agents and advisors. Reasonable compensation for all services performed by such agents and advisors shall be paid from the trust.

12.07.                          Waiver of Bond. No bond shall be required of any person named as trustee in this Declaration, or of any person appointed as trustee in the manner specified herein.

12.08.                          General Powers of Trustee. To carry out the purposes of any trust created under this Declaration and subject to any limitations stated elsewhere in this Declaration, the trustee is vested with the following powers with respect to the trusts created under this Declaration, in addition to those powers now or hereafter conferred by law:

A.                 To invest and reinvest funds in every kind of property, real, personal or mixed, and every kind of investment, specifically including, but not limited to, corporate obligations of every kind; preferred or common stocks; shares of investment trusts, investment companies, mutual funds and mortgage participations, which investors of skill, prudence and diligence acting in a similar capacity and familiar with those matters would acquire for their own account, provided the overall return on trust investments from time to time shall be reasonable under the circumstances then prevailing (specifically including, but not limited to, the general economic conditions and the anticipated needs of the trust and its beneficiaries).

B.                 To continue to hold any property and to operate at the risk of the trust principal any business that the trustee receives or acquires under the trust as long as the trustee, in the trustee’s discretion, considers advisable.

C.                 To retain, purchase or otherwise acquire unproductive property.

D.                 To abandon any property or interest in property belonging to the trust when, in the trustee’s discretion, the abandonment is in the best interest of the trust and its beneficiaries.

E.                  To have all the rights, powers and privileges of an owner of the securities held in the trust, including, but not limited to, the powers to vote, give proxies and pay assessments; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and, in connection therewith, to deposit securities with and transfer title and delegate discretions to any protective or other committee as the trustee may deem advisable; and to exercise or sell stock options, stock subscriptions or conversion rights.

F.                   To keep any stock, securities or other property belonging to the trust registered or recorded in the name of the trust or in the name of a nominee or in other form without disclosure of the trust, and to hold securities unregistered in such condition that ownership will pass by delivery.

G.                 To manage, control, grant options on, sell (for cash or on deferred payments), convey, exchange, partition, divide, improve and repair trust property.

H.                To lease trust property for terms within or beyond the term of the trust for any purpose, including exploration for and removal of gas, oil and other minerals; and to enter into community oil leases and pooling and unitization agreements.

I.                     To borrow money and to encumber trust property by mortgage, deed of trust, pledge or otherwise, for the debts of the trust or the joint debts of the trust and a co-owner of the property in which the trust has an interest.

J.                     To pay or contest any claim; to settle a claim by or against the trust by compromise, arbitration or otherwise; to release, in whole or in part, any claim belonging to the trust to the extent that the claim is uncollectible; and to institute, compromise and defend actions and proceedings relating to the trust or any property of the trust the trustee deems advisable.

K.                 To carry insurance of the kinds and in the amounts the trustee considers advisable, at the expense of the trust, to protect the trust assets and the trustee personally against any hazard.

L.                  To personally lend or advance money to the trust, with interest at current rates, for the protection of the trust and for all expenses, losses and liabilities sustained in the administration of the trust or because of the holding or ownership of any trust assets, for which advances, with*p1896Xany interest, the trustee shall have a lien on the trust assets, prior to the rights of any beneficiary.

M.              To pay taxes, assessments, compensation of the trustee and other expenses incurred in the collection, care, administration and protection of the trust.

N.                 To continue or participate in any business or other enterprise and to effect incorporation, dissolution or other change in the form or organization of the business or enterprise.

O.                 To partition, allot or distribute in cash, in undivided interest or in kind or partly in each at valuations determined by the trustee and to sell such property as the trustee may deem necessary to make divisions for distributions.

P.                   To make payments to a minor or other beneficiary under disability by making payments to the guardian of his person or to any suitable person with whom he resides, to apply payments directly for the benefit of the beneficiary, or to make payments directly to a minor, if in the trustee’s judgment he is of sufficient age and maturity to spend the money properly.

Q.                 To lend money to any person or entity, provided that any such loan shall bear a reasonable rate of interest.

R.                 To purchase property at its fair market value, as determined by the trustee in the trustee’s discretion, from either trustor’s probate estate.

S.                   To withhold from distribution, without the payment of interest, all or any part of the property that is to be distributed, as long as the trustee shall determine in the trustee’s discretion that such property may be subject to conflicting claims, to tax deficiencies, or to liabilities, contingent or otherwise.

T.                  To pay from the trust, and to allocate between income and principal, any inheritance, estate or other death taxes other than any additional tax imposed by Internal Revenue

Code Section 2032A, occasioned by the death of any beneficiary of the trust to the extent that such taxes are attributable to the trust principal or any part of it (calculated at the average marginal rates applicable to such taxes); provided, however, that any trust property that would otherwise be exempt from federal estate tax under the provisions of Internal Revenue Code Section 2042, shall not be subject to the payment of any such death taxes.

U.                 To permit any person having an interest in the income of the trust to occupy any real property owned by the trust on such terms as the trustee shall deem proper, whether rent free or in consideration of payment of taxes, insurance, maintenance and ordinary repairs or otherwise.

V.                 To disclaim, release or restrict the scope of any power held in connection with any trust created under this Declaration, including any administrative power, whether such power is expressly granted in this Declaration or implied by law, by a written instrument specifying the power to be disclaimed, released or restricted and the nature of any such restriction. Any power disclaimed or released by the trustee shall be extinguished except to the extent this Declaration expressly provides that such power pass to another.

W.              To make any election which will minimize the tax liabilities of the trust and the beneficiaries; provided that, except as otherwise provided in this Declaration, the trustee shall make adjustments in the rights of any beneficiaries, or between income and principal amounts, to adjust for any tax election or any investment or administrative decision that has the effect of preferring one beneficiary over another.

X.                 To make such elections and take such actions as the trustee deems advisable in order to preserve or elect S corporation status under federal or state law for any stock in corporations held by the trustee, if the trustee deems such status desirable.

Y.                 To buy, sell or trade, including short sales and on margin, securities of any nature, maintain and operate margin accounts with brokers and pledge any securities held or purchased by the trustee with such brokers as security for loans and advances made to the trustee.

Z.                  To merge any trust created under this Declaration for the benefit of any beneficiary or beneficiaries with any trust created by either trustor or any other person under any will, declaration of trust or trust agreement for such beneficiary or beneficiaries, if, as determined by the trustee, the terms of such other trust are substantially identical to the terms of the trust created under this Declaration and such merger can be accomplished without substantial adverse consequences, tax or otherwise, to any trust created under this Declaration. In the event of any such merger, the trustee under this Declaration may thereafter resign as trustee or serve as a co-trustee with the trustee of the other trust, as the trustee shall determine.

12.09.                          Accountings. The trustee shall annually render an accounting regarding the transactions of any trust created by this Declaration. Accountings shall also be rendered by any trustee within sixty (60) days after the trustee’s resignation or removal by a court of competent jurisdiction. Accountings shall be made by delivering a written accounting to each adult beneficiary entitled to current income distributions or, if there are no current adult income beneficiaries, to each parent or guardian of each beneficiary entitled to current distributions from income or principal in the trustee’s discretion. If any person entitled to receive an accounting is disabled, the accounting shall be delivered to the guardian or conservator of his or her person. Unless any beneficiary, including parents, guardians or conservators of beneficiaries shall deliver a written objection to the trustee within ninety (90) days after receipt of the trustee’s accounting, the accounting shall be final and conclusive for transactions disclosed in the account concerning all beneficiaries of the trust, including unborn, unascertained and contingent beneficiaries. After settlement of the accounting by agreement of the parties objecting to it or by expiration of the ninety (90)-day period, the trustee shall no longer be liable to any beneficiary of the trust, including unborn, unascertained and contingent beneficiaries, for transactions disclosed in the account, except for the trustee’s intentional wrongdoing or fraud.

12.10.                          Segregation of Trusts. If more than one trust is held under this Declaration, there need be no physical segregation or division of the various trusts except as segregation or division may be required by the termination of any of the trusts; provided, however, the trustee shall keep separate accounts for the different undivided interests.

12.11.                          Notice of Events. Unless the trustee receives written notice of the occurrence of an event affecting the beneficial interests of any trust created under this Declaration, the trustee shall not be liable to any beneficiary for any distributions made or other actions taken by the trustee in good faith.

ARTICLE XIII. AMENDMENT AND REVOCATION

13.01.                          During Trustors’ Lives. As long as both trustors are living, this Declaration may be amended or revoked as follows:

A.                 Either trustor acting alone may revoke this Declaration.

B.                 This Declaration may be amended only by written agreement of both trustors.

13.02.                          During the Survivor’s Life. Following the death of the first trustor, the survivor may amend, revoke or terminate the Survivor’s Property Trust; however, neither the Family Bypass Trust nor the Marital Trust may be amended, revoked or terminated. On the survivor’s death, none of the trusts created by this Declaration may be amended, revoked or terminated, except as otherwise specifically provided in this Declaration.

13.03.                          Agents. Notwithstanding paragraphs 13.01B and 13.02, the agent of a trustor may amend this Declaration at such times and in such ways as the trustor could amend this Declaration; provided that such agent is acting under the power and authority granted by the trustor to such agent in a valid durable power of attorney.

13.04.                          Method of Revocation or Amendment. Any revocation or amendment of this Declaration may be made only by a written instrument delivered to the trustee.

ARTICLE XIV. GENERAL PROVISIONS

14.01.                         Perpetuities. Unless sooner terminated in accordance with other provisions of this Declaration, the trusts created under this Declaration shall in all events terminate on the expiration of twenty-one (21) years from and after the death of the last survivor of the trustors and those of the trustors’ issue who are living on the date of death of the first trustor to die. All principal and undistributed income of any trust so terminated shall be distributed to the then income beneficiaries of that trust in the proportions in which they are, at the time of termination, entitled to receive the income; provided, however, that if the rights to income are not then fixed by the terms of the trust, distributions under this paragraph shall be made, by right of representation, to such issue of the trustors as are then entitled or authorized in the trustee’s discretion to receive income payments or, if there are no such issue, in equal shares to those beneficiaries who are then entitled or authorized to receive income payments.

14.02.                         No Contest Clause. Except as otherwise provided, the trustors have intentionally and with full knowledge omitted to provide for their heirs. If any beneficiary under any trust created under this Declaration in any manner, directly or indirectly, contests or attacks this Declaration or any of its provisions, then that beneficiary’s right to take any interest given to him or her by this Declaration shall be determined as it would have been determined if the person had predeceased the execution of this Declaration without surviving issue.

14.03.                          Exercise of Discretion. Where under the provisions of this Declaration a trustee is granted sole discretion, the trustee’s discretion shall be sole and absolute, and any action taken or refrained from by the trustee in good faith shall be binding and conclusive on all persons interested herein.

14.04.                          Definition of Issue and Children. As used in this Declaration, (i) the term “issue” refers to lineal descendants of all degrees, (ii) the term “child,” “children” and “issue” shall include adopted persons, (iii) the phrases “trustors’ issue” or “issue of the trustors” refers to issue who have both trustors as ancestors, and (iv) the phrases “trustors’ child,” “trustors’ children,” “child of the trustors” and “children of the trustors” refers to a child or children who parents are the trustors.

14.05.                          Education. Whenever the provision is made in this Declaration for payment for the “education” of a beneficiary, the term “education” shall be construed to include vocational and trade schools and college and postgraduate study, so long as pursued to advantage by the beneficiary, at an institution of the beneficiary’s choice; and in determining payment to be made for such education, the trustee shall take into consideration the beneficiary’s related living expenses to the extent that they are reasonable.

14.06.                          Spendthrift Clause. No beneficiary of any trust created under this Declaration shall have any right, power or authority to sell, assign, pledge, mortgage or in any other manner to encumber, alienate or impair all or any part of his or her interest in the trust or in the principal or income of the trust. The beneficial and legal interest in, and the principal and income of, the trust and every part of it shall be free from interference or control of any creditor of any beneficiary of the trust, and shall neither be subject to the claim of any such creditor nor liable to attachment, execution, bankruptcy or other process of law.

14.07.                          Gender and Number. As used in this Declaration, the masculine, feminine or neuter gender and the singular or plural number each include the others whenever the context so indicates.

14.08.                          Severability. If any provision of this Declaration is unenforceable, the remaining provisions shall nevertheless be carried into effect.

14.09.                          Headings. The headings, titles and subtitles are inserted solely for convenient reference and shall be ignored in any construction of this Declaration.

14.10.                          Statutes. All references to specific statutes, codes or regulations shall include any successor provisions.

14.11.                          Choice of Law. California law shall govern the validity, construction, interpretation and administration of all trusts created under this Declaration.

14.12.                          Trust Name. While both trustors are living, the trust shall be known as the MOLINA FAMILY TRUST.

DATED: Dec 6, 1996.
/s/ C. David Molina, M.D.
C. DAVID MOLINA, M.D., Trustor

/s/ Mary R. Molina
MARY ROSE MOLINA, Trustor

Acceptance by Trustees

We accept the transfers of the properties described in the attached Schedule A and acknowledge that we will hold and distribute the assets of the trust in accordance with the provisions of this Second Amendment and Restatement of the Declaration of the Molina Family Trust.

DATED: Dec 6, 1996.

/s/ C. David Molina, M.D.
C. DAVID MOLINA, M.D., Trustee

/s/ Mary R. Molina
MARY ROSE MOLINA, Trustee

STATE OF CALIFORNIA	)
	)	SS.
COUNTY OF LOS ANGELES	)

On DECEMBER 6, 1996, before me, LYDIA LEYN, the undersigned notary public, personally appeared C. DAVID MOLINA, M.D., and MARY ROSE MOLINA, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

WITNESS my hand and offical seal.

/s/ Lydia Leyn

SCHEDULE A

THE MOLINA FAMILY TRUST

All assets described in that certain General Transfer, dated Dec 19, 1994, executed by C. DAVID MOLINA, M.D., and MARY ROSE MOLINA, as trustors and trustees, and all assets previously transferred to the MOLINA FAMILY TRUST.

EXHIBIT B

MOLINA FAMILY TRUST

Personal Property Gifts

[NONE]